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                                                  Exhibit 10.21


                                   August 22, 1995


Philip T. Ashton
39 Daffodil Lane
Meriden, CT  06450

Dear Phil:

     This letter of understanding contains the agreement reached with the Board of Directors of Yankee Energy System, Inc. ("the
Company") relating to your resignation as Chairman and a director of the Company effective August 1, 1995.


     1. All rights afforded you under the Supplemental Benefit Plan, effective December 6, 1994 and the Stock Appreciation Rights Agreement dated February 28, 1995, relating to stock, stock options and retirement compensation will remain in effect unchanged and all vesting will occur in accordance with the terms of those respective plans.


     2. With respect to the non-compete clause in Paragraph 6 of the Supplemental Benefit Plan, this clause will continue to govern your activities. However, the Board has no objection to your serving as a director of, or consultant to, any company PROVIDED that you give the Board reasonable advance notice of any proposed engagement and obtain Board consent, which shall not be unreasonably withheld, so that the Board can judge whether there is in fact any real or potential conflict.


     3. You will receive the balance of the retainer you would have earned as Chairman but no other payments relating to your directorship such as meeting fees. The balance of your retainer as Chairman will be paid in lump sum on the day of the January, 1996 Board meeting. In consideration of the payment, you agree to consult with the Board and the Company's senior officers on matters in which you were involved as an officer or director of the Company such as Iroquois. In addition, the balance of



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restricted stock granted under the 1991 Long-Term Incentive
Compensation Plan of 1676 shares due to vest in 1996 and the 150 shares of restricted stock which would vest upon your completion of one year of your term as a director of the Company will be deemed vested by the Board as of the January, 1996 Board meeting.


                                   Very truly yours,

                                   /s/ Emery G. Olcott

                                   Emery G. Olcott, for the Board


Accepted:

/s/ Philip T. Ashton
-------------------------
Philip T. Ashton


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